EXHIBIT 1.01
Atmus Filtration Technologies Inc.
Conflict Minerals Report
For The Year Ended December 31, 2023

This Conflict Minerals Report for the year ended December 31, 2023, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Securities and Exchange Commission (SEC) adopted the Rule to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain so called conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not the conflict minerals fund armed conflict in the Democratic Republic of the Congo or an adjoining country (the Covered Countries).
1. Company Overview
This report has been prepared by the management of Atmus Filtration Technologies Inc. (herein referred to as “Atmus,” “Company,” “we,” “us,” or “our”). In April 2022, Cummins Inc. (“Cummins”) announced its intention to separate its filtration business into a standalone publicly traded company (the “Separation”). In preparation for separation from Cummins, Atmus, as its predecessor in interest, was incorporated as a wholly-owned subsidiary of Cummins in Delaware on April 1, 2022 in connection with the planned Separation. Atmus’ common shares began trading on the New York Stock Exchange under the symbol “ATMU”. As of the closing of the initial public offering on May 30, 2023, Cummins owned approximately 80.5% of the outstanding shares of Atmus common stock. On February 14, 2024, Cummins announced an exchange offer whereby Cummins shareholders could exchange all or a portion of Cummins common stock for shares of Atmus common stock owned by Cummins. The divestiture of Atmus shares by Cummins was completed on March 18, 2024, and resulted in the full separation of Atmus and divestiture of Cummins’ entire ownership and voting interest in Atmus.
As explained further below, the conflict minerals processes and procedures of Cummins also applied equally to Atmus in 2023, both before and after Atmus’ IPO. For purposes of this report, Atmus has provided information on the applicable policies, procedures, and due diligence activities performed by Cummins, as well as any additional information obtained, or actions taken, by Atmus as an independent company. The information in this report includes the activities of all majority-owned subsidiaries of Atmus and other entities that are required to be consolidated. It does not include the activities of entities that are not required to be consolidated.
Atmus is a global leader in filtration solutions for on-highway commercial vehicles and off-highway agriculture, construction, mining and power generation vehicles and equipment. Atmus designs and manufactures advanced filtration products, principally under the Fleetguard brand, that enable lower emissions and provide superior asset protection. Atmus develops technologies ranging from filtration media, filter element formation and filtration systems integration to service-related solutions such as remote digital diagnostic and prognostic platforms and analytics.
Headquartered in Nashville, Tennessee (U.S.), Atmus employs approximately 4,500 people (globally) committed to innovating and delivering world-class filtration solutions. For the year ended December 31, 2023, Atmus generated $1,628.1 million in net sales.
We conducted an analysis of our products and determined that it is possible that 3TG (specifically, gold and tin) may be found in certain of our products. However, we believe that the amount and value of the 3TG that may be in any given product is generally de minimis compared to the size and value of the product as a whole.
Conflict Minerals Policy
The following conflict minerals policy of Cummins applied equally to Atmus (as a subsidiary of Cummins) and its suppliers for the duration of 2023: It is a policy of Cummins:

•To make reasonable efforts: a) to know, and to require each Cummins supplier to disclose to Cummins, the sources of Conflict Minerals used in its products; and b) to eliminate procurement, as soon as commercially practicable, of products containing Conflict Minerals obtained from sources that fund or support inhumane treatment in the Covered Countries.
•To require Cummins suppliers to assist the Company to comply with the disclosure requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules of the U.S. Securities and Exchange Commission promulgated pursuant to that law, as well as any related laws and rules.
Following its separation from Cummins in March 2024, Atmus published its own Supplier Code of Conduct with expectations of adherence to federal laws and regulations concerning conflict minerals.
2. Reasonable Country of Origin Inquiry (RCOI)
Scope of the Reasonable Country of Origin Inquiry Review
In conjunction with Cummins, we designed our Reasonable Country of Origin Inquiry (RCOI) to provide a reasonable basis for us to determine whether we source 3TG from Covered Countries. In 2023, we identified those suppliers who we knew to have supplied, or otherwise were highly likely to have supplied components and materials containing 3TG. Through our scoping exercise, we identified 51 direct suppliers of components or materials containing gold or tin. We did not identify any suppliers of components or materials containing tantalum or tungsten.
We conducted a survey of these suppliers using the template developed by the Responsible Business Alliance (“RBA”) and The Global e-Sustainability Initiative (“GeSI”), known as the Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, engagement with its direct suppliers, origin of conflict minerals included in its products, supplier due diligence, and a listing of the smelters the direct supplier and its suppliers use. Written instructions and recorded training illustrating the use of the tool is available on the RBA’s website. Many companies are using the Template in their RCOI and due diligence processes related to conflict minerals.
RCOI Results
In an effort to obtain the highest practical response rate, our process included multiple rounds of communication and follow-up inquiries. We received a response from 43% of in-scope direct material and components suppliers. We reviewed the responses against criteria developed to determine which responses required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. We worked directly with these suppliers to obtain a revised response and/or additional clarity regarding their submission.
Most of the responses we received indicated that the 3TG in the suppliers’ components and materials either 1) did not originate from a Covered Country or 2) were not necessary to the functionality of the components and materials. However, after reviewing the results of our RCOI, we determined that we had reason to believe that some of the 3TG necessary for the functionality or production of our products, from three identified smelters, may have originated in a Covered Country during 2023, all within the meaning of the Rule. We conducted our RCOI in good faith, and we believe that such inquiry was reasonable to allow us to make our determination. Accordingly, the Company proceeded to exercise due diligence on the source and chain of custody of the 3TG.
3. Due Diligence Process
3.1 Design of Due Diligence
In conjunction with Cummins, we designed our due diligence measures to conform, in all material respects, with the framework in The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance) and the related Supplements for gold and tin.

The war in Ukraine and resulting U.S. government sanctions against Russia have impacted the information we have about, and the status of, certain Russian-based smelters. The Responsible Minerals Initiative (RMI) smelters database has been updated to reflect the London Bullion Market Association’s Good Delivery List suspensions for Russia-based gold refiners, which are now classified as high risk by the RBA and its RMI.
3.2 Management Systems
Conflict Minerals Policy
As described above, the conflict minerals policy of Cummins applied equally to Atmus (as a subsidiary of Cummins) and its suppliers for the duration of 2023. Following its separation from Cummins in March 2024, Atmus published its own Supplier Code of Conduct with expectations of adherence to federal laws and regulations concerning conflict minerals.
We expect our suppliers to comply with our Supplier Code of Conduct, which requires our suppliers to adopt and communicate to subcontractors their policies regarding Conflict Minerals, and where possible, requires their down-stream suppliers to adopt and implement similar policies.
We will work with suppliers and strive to ensure that our products do not use conflict minerals, and all suppliers are required to supply information about their use of these minerals to Atmus.
Internal Team
Cummins has a cross-functional team to set its conflict minerals strategy and ensure timely implementation and execution of its program. The Cummins team included the Atmus business in its program for the duration of 2023 and worked closely with the Atmus Director of Technical Compliance and Knowledge Management (“Technical Compliance Director”), who took over the Atmus program at full separation in March 2024. Our Technical Compliance Director has primary responsibility for program execution. Guidance on the overall strategy and implementation is provided by the Corporate Purchasing Leadership Team and the Legal Ethics and Compliance Function. Senior management is briefed about the results of our program.
Control Systems and Supplier Engagement
As a company downstream in the supply chain, we do not have a direct relationship with 3TG smelters and refiners. We engage with our suppliers and other major manufacturers in our industry and rely on information provided through the RBA-GeSI Conflict Minerals Reporting Template to gather information on the source and chain of custody of the conflict minerals in our products.
In 2013, we (as a subsidiary of Cummins) updated our Supplier Code of Business Conduct (“SCoC”) to address, among other things, conflict minerals and the requirement of our suppliers to provide information on their use of these minerals. Our supplier contracts include a requirement that the supplier comply with the ScoC. The terms and conditions of the supplier contracts also stipulate compliance with all referenced policies and procedures presented on the Company’s public website, and that suppliers hold their supply chain to the standards of the ScoC. Contracts with our suppliers are frequently in force for three to five years, and we ensure that any new or renewed contracts incorporate the most up-to-date version of the ScoC (now, the Atmus Supplier Code of Conduct). In conjunction with that process, we also ask our suppliers to certify that they have received the Atmus Supplier Code of Conduct and intend to comply. We will conduct periodic audits of our suppliers to validate compliance with the our Supplier Code of Conduct.
Records Retention
We retain documentation related to our conflict minerals compliance program according to our Corporate Record Retention Schedule.
Grievance Mechanism
We have longstanding grievance mechanisms whereby employees and suppliers can report potential violations of the Company’s policies, including our conflict minerals policy. On our website, we encourage all employees and third parties who interact with our Company to speak up and raise a concern about potential violations of our Supplier Code of Conduct, policies, or laws and regulations to our Ethics Line at atmus.com/ethicsline.

3.3 Identify and Assess Risk in the Supply Chain
Because of the complexity of our products and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify second and third tier suppliers beyond our direct supply base. Through our RCOI process (see section 2 above), we rely on our suppliers whose materials or components contain 3TG to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers.
3.4 Design and Implement a Strategy to Respond to Risks
In conjunction with its risk assessment process, Cummins developed, and management approved, a risk management plan. This risk management plan governed Atmus’ business in 2023, and Atmus has now adopted a similar risk management plan. Through our due diligence process we attempt to determine the source and chain of custody of the necessary conflict minerals we know, or have reason to believe, originated in a Covered Country.
As a downstream company, we generally do not have a direct relationship with smelters and/or refiners. Most of the work toward this aspect of the OECD Guidance is carried out indirectly through our suppliers or through our involvement with industry working groups/coalitions. As a downstream company, we largely focus on the accuracy and quality of the representations our direct suppliers make regarding the source and chain of custody of their conflict minerals.
The Company evaluates its direct suppliers’ responses to RCOI and due diligence inquiries based on the risk or likelihood that they are giving an incorrect response or that a non-response may indicate the supplier is purchasing from a known conflict source and does not wish to disclose this fact. When necessary, issues are escalated to the appropriate level internally and with the supplier.
In evaluating the responses from its suppliers, the Company screens all responses for overall risk factors associated with the veracity of the information supplied. Suitable, measurable risk mitigation plans are developed as needed on a case-by-case basis. To date, we have found no instances where it was necessary to terminate a contract or find a replacement supplier based on our RCOI and due diligence.
3.5 Carry Out Independent Third Party Audits of Supply Chain Due Diligence at Identified Points in the Supply Chain
We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. We support audits by engaging our upstream partners who are closer to the source and by supporting the processes carried out through the Conflict Minerals Reporting Template.
3.6 Report on Supply Chain Due Diligence
This conflict minerals report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at https://www.atmus.com/ethics-and-compliance-0.
4. Due Diligence Results
Through our due diligence process we found that one of the reported smelters sourcing tin was located in a DRC adjoining country and two of the reported smelters sourcing gold were located in a DRC adjoining country. All three of these smelters are RMI certified.
Efforts to Determine Mine or Location of Origin
Refer to sections 2 and 3 above for details on our RCOI and due diligence processes. We believe that these processes are the most reasonable efforts we can make to determine the mines or locations of origin of the 3TG in our supply chain.
5. Planned Program Improvements
We continue to take the following steps to improve our conflict minerals program:

(1)Include in new or renewed supplier contracts, as described in section 3.2 above, updated Supplier Code of Conduct language, which requires the suppliers to support our conflict minerals program.
(2)Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses. Notably, this effort should also help the Company address certain smelters now designated as high-risk due to Ukraine-related sanctions actions.
(3)Work with our peers, suppliers, and industry groups to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
(4)Deploy our due diligence efforts to identify and address gaps in data in order to arrive at an accurate list of smelter locations.
(5)Utilize automated supplier survey programs to streamline and increase the effectiveness of our due diligence efforts.

ANNEX I

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refinery	Smelter Identification
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Agosi AG	GERMANY	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Gold	Aurubis AG	GERMANY	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	Boliden AB	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	Caridad	MEXICO	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Chugai Mining	JAPAN	CID000264
Tin	Alpha	UNITED STATES OF AMERICA	CID000292
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362
Gold	Dowa	JAPAN	CID000401
Tin	Dowa	JAPAN	CID000402
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448
Tin	Fenix Metals	POLAND	CID000468
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION*	CID000493
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	CID000522
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	CID000689
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Heraeus Germany GmbH Co. KG	GERMANY	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA	CID000773
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Japan Mint	JAPAN	CID000823
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION*	CID000927
Gold	JSC Uralelectromed	RUSSIAN FEDERATION*	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	Kazzinc	KAZAKHSTAN	CID000957
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	L'azurde Company For Jewelry	SAUDI ARABIA	CID001032
Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Gold	Materion	UNITED STATES OF AMERICA	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188

Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION*	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION*	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION*	CID001326
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337
Gold	PAMP S.A.	SWITZERLAND	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION*	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT Panca Mega Persada	INDONESIA	CID001457
Tin	PT Prima Timah Utama	INDONESIA	CID001458
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Tin	PT Timah Nusantara	INDONESIA	CID001486
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490
Tin	PT Tommy Utama	INDONESIA	CID001493
Gold	PX Precinox S.A.	SWITZERLAND	CID001498
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	Royal Canadian Mint	CANADA	CID001534
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA	CID001546
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622

Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION*	CID001756
Tin	Soft Metais Ltda.	BRAZIL	CID001758
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID001810
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Tin	Thaisarco	THAILAND	CID001898
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	CID001916
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Gold	Valcambi S.A.	SWITZERLAND	CID002003
Tin	VQB Mineral and Trading Group JSC	VIET NAM	CID002015
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Gold	Yamakin Co., Ltd.	JAPAN	CID002100
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	CID002180
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	SAFINA A.S.	CZECHIA	CID002290
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Tin	PT Tirus Putra Mandiri	INDONESIA	CID002478
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Gold	Shandong Humon Smelting Co., Ltd.	CHINA	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA	CID002527
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES	CID002562
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563
Gold	Sudan Gold Refinery	SUDAN	CID002567
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002574
Gold	T.C.A S.p.A	ITALY	CID002580
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES	CID002584
Gold	Industrial Refining Company	BELGIUM	CID002587
Gold	Shirpur Gold Refinery Ltd.	INDIA	CID002588
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	Marsam Metals	BRAZIL	CID002606
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	CID002703
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	CID002708
Tin	Super Ligas	BRAZIL	CID002756
Gold	SAAMP	FRANCE	CID002761
Gold	L'Orfebre S.A.	ANDORRA	CID002762
Gold	8853 S.p.A.	ITALY	CID002763
Gold	Italpreziosi	ITALY	CID002765
Tin	Metallo Belgium N.V.	BELGIUM	CID002773
Tin	Metallo Spain S.L.U.	SPAIN	CID002774
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM	CID002834
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA	CID002852
Gold	Sai Refinery	INDIA	CID002853
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858
Gold	Bangalore Refinery	INDIA	CID002863
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION*	CID002865

Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867
Gold	Pease & Curren	UNITED STATES OF AMERICA	CID002872
Gold	JALAN & Company	INDIA	CID002893
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919
Gold	Safimet S.p.A	ITALY	CID002973
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153
Gold	African Gold Refinery	UGANDA	CID003185
Gold	Gold Coast Refinery	GHANA	CID003186
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190
Tin	PT Bangka Serumpun	INDONESIA	CID003205
Tin	Pongpipat Company Limited	MYANMAR	CID003208
Gold	QG Refining, LLC	UNITED STATES OF AMERICA	CID003324
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES	CID003348
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA	CID003356
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	CID003379
Tin	PT Rajawali Rimba Perkasa	INDONESIA	CID003381
Gold	CGR Metalloys Pvt Ltd.	INDIA	CID003382
Gold	Sovereign Metals	INDIA	CID003383
Tin	Luna Smelter, Ltd.	RWANDA	CID003387
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397
Tin	Precious Minerals and Smelting Limited	INDIA	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA	CID003410
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA	CID003421
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425
Tin	PT Mitra Sukses Globalindo	INDONESIA	CID003449
Gold	Augmont Enterprises Private Limited	INDIA	CID003461
Gold	Kundan Care Products Ltd.	INDIA	CID003463
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	CID003486
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA	CID003490
Gold	K.A. Rasmussen	NORWAY	CID003497

Gold	Alexy Metals	UNITED STATES OF AMERICA	CID003500
Tin	CRM Synergies	SPAIN	CID003524
Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA	CID003529
Gold	Sellem Industries Ltd.	MAURITANIA	CID003540
Gold	MD Overseas	INDIA	CID003548
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	CID003575
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	CID003582
Tin	Smelter not listed	FRANCE	N/A

* The Company does not source directly from Russia. Furthermore, since Russia invaded Ukraine in February 2022, we have halted new orders and shipments into and out of Russia and Belarus until further notice and in alignment with international sanctions. RMI provides the Company with a list of potential countries of origin, which includes all countries of origin compiled from RMI’s member participants. The inclusion of a country on the list from RMI is not a final indicator that the Company utilized materials sourced from this country.